Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the NextEra Energy Partners, LP Registration Statement No. 333-197468 on Form S-8 of our report dated July 2, 2015, relating to the combined financial statements of Assets Acquired by NextEra Energy Partners, LP as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the combined financial statements), appearing in this Current Report on Form 8-K/A of NextEra Energy Partners, LP dated July 2, 2015.

DELOITTE & TOUCHE LLP
Boca Raton, Florida
July 2, 2015